Exhibit C

SHARE TRANSFER AGREEMENT, dated August 30, 2012 (this “Agreement”), among Orchid Asia Co-Investment Limited (“Orchid Asia Co-Investment”), a company incorporated in the British Virgin Islands and Orchid Asia III L.P. (“Orchid Asia III”), a limited partnership incorporated in Cayman Islands (each of Orchid Asia Co-Investment and Orchid Asia III being a “Purchaser” and collectively, the “Purchasers”), and Richstar Investments Group Limited, a company incorporated in the British Virgin Islands (the “Seller”).

Unless otherwise indicated, all capitalized terms used, but not otherwise defined, in this Agreement shall have the respective meanings ascribed thereto in the Amended and Restated Sequel Shareholders Agreement, dated June 30, 2011 among the Parties named therein (the “Shareholders Agreement”).

RECITALS:

WHEREAS, the Seller owns Shares in Autohome Inc. (formerly known as “Sequel Limited”; herein, the “Company”);

WHEREAS, West Crest, Stong Bond, Eight Dragon Success, and the Seller sent the Purchasers a Transfer Notice dated March 13, 2012 (“Transfer Notice”) indicating West Crest, Stong Bond, Eight Dragon Success, and the Seller had entered into a Term Sheet dated March 5, 2012 (“March Term Sheet”) with Orchid Asia Group Investment Management Limited, pursuant to which Orchid Asia Group Investment Management Limited expressed its intentions to purchase certain Shares of the Company from West Crest, Stong Bond, Eight Dragon Success, and the Seller for cash, and West Crest, Stong Bond, Eight Dragon Success, and the Seller expressed their intention to accept such offer;

WHEREAS, each of the Purchasers have exercised its right of first refusal pursuant to the Third Amended and Restated Memorandum and Articles of Association of the Company and the Shareholders Agreement by delivering an Acceptance Notice, dated April 24, 2012 (“Acceptance Notice”), in respect of the Transfer Notice, to West Crest, Stong Bond, Eight Dragon Success, and the Seller; and

WHEREAS, the Seller desire to sell to the Purchasers, and the Purchasers desire to purchase from the Seller the Sale Shares (as defined hereinafter), in accordance with clause 10.8(a) of the Shareholders Agreement;

NOW, THEREFORE, in consideration of the promises and of the representations and warranties and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1 Sale and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Seller shall sell, transfer and deliver 11,906 Shares to Orchid Asia Co-Investment and 226,204 Shares to Orchid Asia III, respectively, free and clear of any Encumbrances, and Orchid Asia Co-Investment and Orchid Asia III shall purchase, acquire and accept 11,906 Shares and 226,204 Shares, respectively, (the “Sale Shares”) from the Seller (the “Purchase”).

Section 1.2 Purchase Price. At the Closing, in consideration for the sale and transfer of all the Sale Shares by the Seller to the Purchasers, the Purchasers shall pay the following amounts (the “Purchase Prices”) by telegraphic transfer to the bank account of the Seller as notified to the Purchasers as determined in accordance with clause 10.8(a) of the Shareholders Agreement:

(a) US$39,744.41 from Orchid Asia Co-Investment; and

(b) US$755,110.35 from Orchid Asia III.

Section 1.3 Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement and clause 10.9 of the Shareholders Agreement, the closing of the Purchase (the “Closing”) shall take place at the office of Orchid Asia, Suite 6110, 61st Floor, The Center, 99 Queen’s Road Central, Hong Kong on or before September 10, 2012, or at such other location outside the PRC, time and date as may be agreed upon in writing by the Seller and the Purchasers (the date on which the closing occurs, the “Closing Date”).

(b) On or before the Closing Date, the Seller shall deliver, or cause to be delivered to each Purchaser the following items in accordance with clause 10.9(b) of the Shareholders Agreement in respect of the Sale Shares that the Seller shall sell, transfer and deliver, consistent with Section 1.1:

(i) duly executed share transfer forms;

(ii) the relevant share certificates (if any);

(iii) resolutions of the Board of Directors of the Company approving the transfer of the Sale Shares to the Purchasers and instructing the Company’s registered office to update the register of members accordingly; and

(iv) a certified true copy of the original register of members of the Company evidencing ownership of the Sale Shares in the names of the Seller.

(c) On or before the Closing Date, the Purchasers shall procure Orchid Asia Group Investment Management Limited to deliver a full waiver and release in respect of the obligations of West Crest, Stong Bond, Eight Dragon Success, and the Seller under the March Term Sheet.

(d) On the Closing Date, the Seller shall deliver to the Purchasers a certified true copy of the original register of members of the Company which has been updated to evidence ownership of the Sale Shares in the name of the Purchasers.

(e) On the Closing Date, the Purchasers shall make payment to the Seller in accordance with clause 1.2 herein.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 The Seller hereby represents and warrants to each of the Purchasers, and each of the Purchasers hereby represents and warrants to the Seller, severally but not jointly, that it has full legal right and requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform fully its obligations under this Agreement. When executed and delivered by the parties hereto, this Agreement shall constitute a valid and binding agreement of such party, enforceable against such party in accordance with its terms.

Section 2.2 Any dividend declared and distributed by the Company in respect of the Sale Shares before the Closing will belong to the Seller, any dividend declared after the Closing will belong to the Purchasers.

ARTICLE III

PROXY AND POWER OF ATTORNEY

Section 3.1 The Seller hereby grants, from the Closing Date until the Sale Shares are registered in the name of the Purchasers, a proxy and power of attorney in favor of the Purchasers to enable the Purchasers to exercise all rights of ownership in respect of the Sale Shares, including voting rights.

ARTICLE IV

MISCELLANEOUS

Section 4.1 The provisions of clauses 28 (General), 29 (Notices), 30 (Settlement of Disputes) and 31 (Governing law and submission jurisdiction) of the Shareholders Agreement shall apply mutatis mutandis to this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ORCHID ASIA CO-INVESTMENT LIMITED

By	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Director

ORCHID ASIA III L.P.

By	/s/ Gabriel Li
	Name:	Gabriel Li
	Title:	Investment Manager

RICHSTAR INVESTMENTS GROUP LIMITED

By
	Name:	Charles Xue
	Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

ORCHID ASIA CO-INVESTMENT LIMITED

By
	Name:	Gabriel Li
	Title:	Director

ORCHID ASIA III L.P.

By
	Name:	Gabriel Li
	Title:	Investment Manager

RICHSTAR INVESTMENTS GROUP LIMITED

By	/s/ Charles Xue
	Name:	Charles Xue
	Title:	Director